Exhibit 10.1

                                  News Release


FOR IMMEDIATE RELEASE

Molecular Biosystems, Inc.
     Gerard A. Wills, Chief Financial Officer (619) 824-2219
     Stephen F. Keane, Investor Relations (619) 824-2212

US District Court Imposes Status Quo on FDA

         San Diego, California April 22, 1997--Molecular Biosystems, Inc. (NYSE:MB) (MBI) responded to the District Court ruling on complaints filed on April 14, 1997 by DuPont Merck Pharmaceutical, Inc., ImaRx Pharmaceutical Corp., Bracco Diagnostics, Inc., and Sonus Pharmaceuticals, Inc. against the United States Food and Drug Administration ("FDA") seeking to compel the FDA to halt action on MBI's Pre Marketing Approval Application for FS069. District Court Judge Paul L. Friedman ordered the FDA to preserve the status quo pending FDA action on Citizens' Petitions filed with the FDA by the plaintiffs. On February 24, 1997, the Radiology Device Advisory Panel of the FDA voted to recommend approval of FS069 without conditions.
         The Court's preliminary injunction bars the FDA from approving MBI's second-generation contrast agent, FS069 and from proceeding with any approval or review proceedings relating to any of the plaintiffs' products until 10 days after the FDA has responded to Citizens' Petitions previously filed with the FDA by the plaintiffs. The Citizens' Petitions seek FDA action to regulate ultrasound contrast agents under development by the plaintiffs and MBI consistently. Presently, MBI is the only company with an approved ultrasound contrast product, ALBUNEX(R), which is regulated as a medical device. Products under development by the petitioners are currently regulated as drugs.
         The Court Order concluded that the public interest would be "...served by the grant of a limited injunction to preserve the status quo pending a decision by the FDA as to how to treat all ultrasound contrast agents, whether as medical devices or as drugs, or to provide a rational explanation for it's different treatment of the product as issue here."
         Kenneth J. Widder, Molecular Biosystems, chairman and chief executive officer stated, "We are disappointed that the Court has issued this ruling. We note, however, that the Court sought to maintain an even playing field by enjoining the FDA from proceeding with any approval or review proceedings relating to our competitors' products. MBI believes that the FDA has acted correctly in regulating both FS069 and its predecessor product, ALBUNEX(R), as medical devices. It is unfortunate that the plaintiffs in these court proceedings seem more interested in delaying the approval of FS069 for competitive reasons than in the interests of patients who would potentially benefit from the use of this important new imaging agent. MBI's Pre Marketing Approval Application demonstrates the safety and efficacy of FS069 under highly rigorous testing--the same requirements under which the FDA approved ALBUNEX(R), our pioneering ultrasound contrast agent, which has been safely used in over twenty-five thousand patients."
         MBI, Inc., based in San Diego, California, is a world leader in the development and manufacture of ultrasound contrast devices for medical imaging. MBI shares are listed on the New York Stock Exchange under the symbol "MB". ALBUNEX(R), the first FDA approved ultrasound imaging agent, is currently marketed in the United States by Mallinckrodt Inc.( NYSE:MKG). This news release contains forward looking statements that involve risks and uncertainties. The company's successful commercialization of FS069 may differ materially from the company's expectations. Among the factors that could result in a materially different outcome are the FDA's decision on the Citizens' Petitions, further review and ruling by the District Court, the actions of regulatory agencies, and the inherent uncertainty involved in the development of any new product.